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                                                                   EXHIBIT 99.1

                              EMPLOYMENT AGREEMENT

     This AGREEMENT ("Agreement") is entered into as of June 1, 1996, between MagneTek, Inc., a corporation (the "Company"), and Ronald N. Hoge (the "Executive").

                                  RECITALS
                                  --------

     WHEREAS, the Company and the Executive desire that the Executive be employed by the Company on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

                                  AGREEMENT
                                  ---------

     1. CAPITALIZED TERMS. Capitalized terms shall have the meanings set forth in Section 13.

     2. EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company upon the terms and conditions hereinafter set forth.

     3. TERM. The term of this Agreement shall commence on June 1, 1996 and shall end on June 30, 1999; PROVIDED, HOWEVER, that as of June 30, 1998 and each anniversary thereof such term shall be extended for an additional period of one year unless either the Executive or the Company shall provide written notice of termination to the other party at least 30 days prior to such date and PROVIDED FURTHER, that this Agreement shall automatically terminate on the date of the Company's annual shareholders' meeting that first follows the Executive's
65th birthday. The term during which the Executive is employed by the Company under this Agreement is hereinafter referred to as the "Term."

     4.   DUTIES, TITLE.

          (a) CHIEF EXECUTIVE OFFICER. The Executive shall be employed by the Company as Chief Executive Officer of the Company through the Term. In such capacity, the Executive shall perform such duties as are reasonably and typically required by such office and as may be assigned from time to time by the Board of Directors of the Company, to whom the Executive shall report. Subject to the powers, authorities and responsibilities vested in the Board under the General Corporation Law of the State of Delaware, the Executive's responsibilities shall include the management, direction and development of all Company's operations and activities. Each of the Company's departments (except for internal audit, which reports to the Audit Committee of the Board of Directors) will report directly to the Executive, but may also report to the Chairman of the Board of Directors.

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          (b)  EXCLUSIVITY.  The Executive shall devote his full business time, attention and energies to the business and affairs of the Company (which may include civic, professional and charitable activities), and shall not, without the prior approval of the Board of Directors of the Company, engage in any other business or render services of a business, professional or commercial nature to any other entity or person. The Board of Directors approves the Executive's continuing to act as a member of the Board of Directors of Merrill Corporation, a publicly-traded company located in St. Paul, Minnesota, and Executive agrees not to serve on the Board of Directors of any other public company without the prior approval of the Board of Directors.

     5.   COMPENSATION.

          (a) BASE SALARY. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a minimum salary of five hundred thousand dollars ($500,000) per year, payable in accordance with the Company's standard payroll policy (hereinafter, as in effect from time to time, the "Base Salary"). The Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Company's Board of Directors (or by the Board of Directors if there is no such Committee). Such review will include an analysis of data on comparable compensation and a review of the Executive's performance during the prior year.

          (b) ANNUAL BONUS. In addition, the Executive shall be eligible to earn an annual bonus based upon formulae at least as favorable, on a percentage of Base Salary basis, as are available to other executive officers under the Company's individual bonus plan, as such plan is now in effect or is hereinafter adopted or amended, PROVIDED that the applicable criteria for earning such bonus under the plan are satisfied.

     6.   STOCK OPTIONS AND STOCK GRANTS.

          (a) INITIAL STOCK GRANT. As of April 25, 1996 the Company has granted one hundred fifteen thousand and eight hundred (115,800) shares of Common Stock at no cost (except the par value of such shares) to the Executive (the "Initial Shares"). The Initial Shares shall be "Restricted Stock" pursuant to, and as defined in, the 1989 Plan. The Restricted Stock Agreement under which the Initial Shares were granted is in the form of Exhibit A hereto and provides for the termination of all restrictions upon the underlying Common Stock no later than August 31, 1997.

          (b) OPTIONS. As of April 25, 1996, the Executive also was granted nonqualified options under the 1989 Plan to purchase up to four hundred thousand (400,000) Company Shares. Such options shall be exercisable at the following prices, and the dates for the commencement of vesting shall be as follows:

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  NUMBER OF SHARES           PRICE              COMMENCEMENT OF VESTING PERIOD
  ----------------           -----              ------------------------------
   100,000               $9.3125/share                   April 25, 1996
   100,000                 $12/share                      June 30, 1997
   100,000                 $16/share                      June 30, 1998
   100,000                 $20/share                      June 30, 1999

     These options shall vest ratably on an annual basis, over three (3) years on the first, second and third anniversaries of the dates set forth above. The Agreements pursuant to which the aforesaid options are granted are set forth as Exhibit B hereto.

          (c) ADDITIONAL STOCK GRANTS. If during any Performance Period (as defined below) the Average Fair Market Value (as defined below) of the Common Stock equals or exceeds a Target Price set forth in the table below for such Performance Period, then, subject to the terms and conditions set forth in this
Section 6(c), Executive shall be granted a number of shares of Common Stock equal to the number of shares set forth next to such Target Price in the table below, less the number of shares of Common Stock (if any) previously granted to Executive for that particular Performance Period. For purposes of this Section 6(c), the term "Performance Period" shall mean the period of time commencing on June 1, 1996 and ending on the date set forth in the table below (such that initially five Performance Periods shall run concurrently, and between December 31, 1997 and December 31, 1998 four Performance Periods shall run concurrently, and so on), and the term "Average Fair Market Value" shall mean the average Fair Market Value (as defined in the 1989 Plan) of the Common Stock over any 60 consecutive trading days during a Performance Period.

Performance Period Ending 12/31/97          Performance Period Ending 12/31/00
----------------------------------          ----------------------------------
Target Price      Number of Shares          Target Price      Number of Shares
------------      ----------------          ------------      ----------------
   $15.00              25,000                  $34.00              25,000
   $16.50              37,500                  $37.40              37,500
   $18.00              50,000                  $40.80              50,000


Performance Period Ending 12/31/98          Performance Period Ending 12/31/01
----------------------------------          ----------------------------------
Target Price      Number of Shares          Target Price      Number of Shares
------------      ----------------          ------------      ----------------
   $20.00              25,000                  $44.00               25,000
   $22.00              37,500                  $48.40               37,500
   $24.00              50,000                  $52.80               50,000

Performance Period Ending 12/31/99
----------------------------------
Target Price      Number of Shares
------------      ----------------
   $27.00              25,000
   $29.70              37,500
   $32.40              50,000


     No Common Stock shall be awarded under this Section 6(c) if the Executive is not at the time employed by the Company. Each Common Stock award provided for in this Section 6(c) shall be without restriction, and shall be resaleable by Executive substantially as freely as would

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be a Stock Award under the 1989 Plan.  Each Common Stock award provided for in this Section 6(c) shall be granted as of the first business day after the Average Fair Market Value has equal or exceeded a Target Price for the applicable Performance Period.

          (d) SPECIAL BONUS. No later than September 30, 1997, the Company shall pay to the Executive a cash bonus equal to (x) the amount, if any, by which (i) the Value of the incremental restricted stock awards and stock options of Allied Signal Corporation ("Allied Signal") outstanding to the Executive on the last day of his employment with Allied Signal that would have vested on or before August 31, 1997 had the Executive remained employed by Allied Signal but were not vested on such termination date exceeds (ii) the Value of the Initial Shares and the vested portion of the stock options granted to the Executive by the Company pursuant to this Section 6 PLUS (y) an amount equal to the excess, if any, of the positive spread over exercise price the Executive WOULD HAVE obtained had he simultaneously exercised and sold those Allied Signal stock options described on Exhibit C that were vested at the time his employment with Allied Signal terminated and were in fact exercised (and the underlying Allied Signal Stock been sold) by him promptly thereafter, had such options not expired and INSTEAD been exercised by the Executive on August 31, 1997, less any negative amount (i.e., amount by which the Value of the Executive's Company stock exceeded the putative Value of his Allied Signal Stock) resulting from the calculation described in clause (x) preceding. For purposes of this Section 6(d), "Value" shall mean, as applicable, the average closing price of Allied Signal's stock or the Common Stock on the ten trading days of which August 31, 1997 is the fifth trading day. As to restricted stock, such Value shall be the difference between the average trading price so derived and any purchase price paid or payable by the Executive for such stock, and as to stock options, such Value shall be the difference between the average trading price so derived and the applicable exercise price of the options. Exhibit C hereto sets forth the incremental Allied Signal restricted stock awards and stock options, and the purchase or exercise prices thereof, to be used for purposes of calculating the special bonus payable hereunder. To the extent the Executive exercised any Allied Signal stock options described on Exhibit C and did not sell the Underlying Allied Signal Stock, the Executive shall be entitled to an amount equal to 10% per annum interest in respect of the purchase price actually paid by him so to exercise the stock options for the period from exercise to August 31, 1997, but not to any bonus pursuant to clause (y) preceding.

          (e) TAX PAYMENTS. At such time as the Executive is required to pay income tax in respect of the foregoing Common Stock awards, the Company shall loan the Executive upon request on an unsecured basis, an amount equal to his Income Tax liability in respect thereof. Such loans shall be due in full upon the earlier of (i) the sale by the Executive of more than 50% of the related shares of Restricted Stock and (ii) the fifth anniversary of the date the loan is made. Such loans shall bear interest at a rate sufficient to avoid imputed income to the Company, with full recourse but unsecured, and otherwise upon customary terms and provisions. All amounts due under such loans shall be due and payable in full within 90 days of the termination of the Executive's employment with the Company, for any reason. In the alternative, at the Executive's sole option, the Company hereby grants Executive the right to elect to have the Company withhold from any such grant of Common Stock shares with an aggregate Fair Market Value on the grant date equal to the amount the Company is required to withhold for income tax purposes. In such event, no loan shall be made to the Executive.

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     7.   BENEFITS.  The Executive shall be eligible to receive all benefits generally made available to executive officers of the Company, including (without limitation) the benefits of medical, supplemental medical, dental and hospitalization coverage for the Executive and his eligible dependents, disability coverage, financial planning services, and pension and profit sharing plans (including, but not limited to, 401(k) plans) and group-term life insurance coverage, all as and to the extent in effect from time to time. The Company may, in its sole discretion, elect to purchase other life insurance covering the Executive's life for the benefit of the Company or any other beneficiary designated by the Company. The Executive shall cooperate in any reasonable manner requested by the Company to assist in obtaining such life insurance, including submitting to medical examination. If any such "key man" life insurance policy remains in force at the time of termination of the Executive's employment by the Company, for any reason other than death or disability, the Executive shall have the right to elect to purchase such policy from the Company for an amount equal to the cash value (if any) of such policy. The Executive shall be entitled to vacation benefits in accordance with Company policies to the extent in effect from time to time, and if no such policy is in effect, with the approval of the Board of Directors. The Executive shall be entitled to membership in one country club and shall be provided with a company car equivalent to a top-of-the-line Lexus.

     8.   REIMBURSEMENT FOR EXPENSES.

          (a) BUSINESS EXPENSES. The Executive is authorized to incur expenses in connection with the business of the Company, including expenses for entertainment, travel and similar items, as long as such expenses are reasonable and necessary and are consistent with budgets established from time to time by the Company. The Company shall reimburse the Executive for such reasonable and necessary expenses, and the Executive shall provide documentation to the Company for such expenses, which shall be submitted for approval to the Chairman of the Board or his designee or, in the event the Executive is the Chairman of the Board, to the Chairman of the Audit Committee of the Board or his designee.

          (b) OUT-OF-POCKET MOVING COSTS. The Company shall reimburse the Executive for his reasonable out-of-pocket costs of moving his family from Los Angeles to the Nashville area. The Executive is likewise entitled to a living allowance in respect of his and his family's housing and transportation expenses incurred in connection with his temporary living arrangements and commuting to and from Los Angeles prior to such move to the Nashville area, which is expected to occur not later than August 31, 1997. All costs for which the Executive is entitled to be reimbursed under this Paragraph shall be documented in accordance with the Company's expense reimbursement policies.

          (c) INTEREST-FREE LOAN. In view of the likelihood that the Executive may not sell his California home until after he has acquired a new home in the Nashville area, the Executive shall be entitled to an interest-free loan from the Company in an amount up to one million dollars ($1,000,000) for a period of two (2) years or until the Executive consummates the sale of his home in Los Angeles, whichever first occurs. Such loan will be made at the time the Executive purchases a home in the Nashville area and, if reasonably possible, will be structured so as to comply with the provisions of Treasury Regulation
Section 1.7872-5T(b)(6). Such loan will be secured by a mortgage, deed of trust or other appropriate lien, on customary terms

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and provisions, on, at the Executive's option (i) the Nashville residence,
(ii) the Executive's Los Angeles residence or (iii) other collateral reasonably acceptable to the Company, in favor of the Company.

     9. TERMINATION OF EMPLOYMENT BY THE COMPANY. The Company shall have the right to terminate the Executive's employment under the following circumstances:

          (a) DEATH OR DISABILITY. The Executive's employment shall terminate upon the death of the Executive or upon notice from the Company to the Executive in the event an illness or other disability has rendered the Executive unable to perform his duties for either (i) six (6) consecutive months or (ii) nine (9) months of any 12 consecutive months as determined in good faith by the Company (taking into account reasonable accommodation of the Executive's disability by the Company to the extent such reasonable accommodation is legally required under the Americans With Disabilities Act or other applicable law). In the event of termination of his employment pursuant to this Section 9(a), the Executive (or his estate or heirs) shall continue to receive the compensation and benefits provided for in this Agreement through the end of the calendar month in which termination because of death or disability occurs. The Executive (or his estate or heirs) shall also be entitled to receive the Base Termination Payment.

          (b) FOR CAUSE TERMINATION. The Company may terminate the Executive's employment for cause if and only if the Board of Directors, exercising good faith, determines that the Executive (i) has been convicted of a felony or a misdemeanor involving moral turpitude; (ii) has willfully violated any material policies or directives of the Board of Directors; (iii) has committed fraud or any material act of dishonesty in connection with his employment hereunder or
(iv) fails to perform adequately his responsibilities under this Agreement as demonstrated by objective and verifiable evidence showing that the Company's performance is materially deteriorating for reasons that can fairly be attributed to decisions, or failures to act, by the Executive; PROVIDED, HOWEVER, that the Board of Directors shall have notified the Executive of such deterioration and Executive shall not, within a sixty-day period following such notification, taken actions that have either remedied such deterioration or satisfied the Board of Directors, in its good faith judgment, that such deterioration will be remedied. In the event of termination of his employment pursuant to this Section 9(b), the Executive shall receive accrued and unpaid Base Salary and wages for accrued and unused vacation time calculated as of the effective date of termination based on this Executive's Base Salary in effect on the date thereof.

     10.  TERMINATION BY THE EXECUTIVE.

          (a) FOR GOOD REASON. The Executive may terminate his employment under this Agreement for good reason if the Company breaches any material term of this Agreement and fails to cure such breach within sixty (60) days following written notice of the alleged breach setting forth with reasonable specificity the action(s) necessary to cure.

          (b) WITHOUT REASON. The Executive may terminate his employment under this Agreement without reason by giving the Company ninety (90) days' prior written notice.

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          (c)  CONSTRUCTIVE TERMINATION.  In the event of a Constructive
Termination, the Executive may terminate his employment under this Agreement by giving the Company sixty (60) days' prior written notice if the Company fails to cure such Constructive Termination within sixty (60) days following such written notice.

     11. RIGHTS OF THE EXECUTIVE UPON TERMINATION OF HIS EMPLOYMENT. In the event the Executive's employment is terminated by the Company pursuant to
Section 9, the Executive shall have the rights set forth in Section 9(a) or 9(b), as applicable. Subject to Section 12 below, if the Company terminates the Executive's employment without Cause, or the Executive terminates his employment pursuant to Sections 10(a) or (c), the Executive shall be entitled to receive
(i) accelerated vesting of all outstanding stock options and of all previously granted Restricted Stock awards, (ii) the Base Termination Payment and
(iii) cash in an amount equal to the product of his monthly Base Salary in effect on the date his employment is terminated multiplied by the number of months remaining in the Term, as then in effect. If the Executive terminates his employment pursuant to Section 10(b), he shall have only the rights set forth in Section 9(a).

     12. TERMINATION OF THE EXECUTIVE'S EMPLOYMENT WITHIN ONE YEAR AFTER A CHANGE OF CONTROL. In the event the Executive's employment is terminated by the Company (or its successor-in-interest) within one year after a Change of Control other than pursuant to Section 9, or within such one-year period pursuant to
Section 10(a) or 10(c), the Executive shall be entitled to receive:

          (a)  the Base Termination Payment;

          (b)  a lump-sum cash payment in an amount equal to the lesser of
(i) 2.99 times the sum of (x) the Executive's Base Salary in effect on such date of termination plus (y) the bonus for the most recent fiscal year in which the Executive received a bonus, and (ii) the maximum amount that the Company shall be allowed to deduct as a compensation expense on its federal income tax return for the fiscal year in which the payment is made, but without regard to the application of Section 162(m) of the Code as determined by the Company's independent accountants; PROVIDED, HOWEVER, that any amount paid pursuant to this Section 12 shall be paid in lieu of any other amount of severance relating to salary or bonus continuation to be received by Executive upon termination of employment of Executive under any severance plan, policy or arrangement of the Company; and

          (c) accelerated vesting of all outstanding stock options and of all previously granted Restricted Stock awards.

The Executive acknowledges that the Base Termination Payment may be considered a "parachute payment" within the meaning of Section 280G of the Code and accordingly, may result in a reduction of amounts payable pursuant to
Section 12(b).

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     13.  DEFINED TERMS.  The following terms shall be defined as follows:

          (a) BASE TERMINATION PAYMENT. "Base Termination Payment" shall include all accrued and unpaid Base Salary and wages for accrued and unused vacation time (calculated as of the effective date of termination based on the Executive's Base Salary in effect on the date thereof). As part of the Base Termination Payment, the Executive shall also receive the lesser of (i) a PRORATA portion of any bonus and other incentive-based compensation for the fiscal year in which termination occurs based on the amount the Executive received in the Company's prior fiscal year and (ii) the portion of the accrued bonus accounted for in the fiscal year in which termination occurs that is attributable to the Executive. The Executive's PRORATA amount shall be calculated based on the number of days elapsed in the Company's fiscal year at the time the termination becomes effective. Notwithstanding the foregoing, if termination occurs prior to the end of the first fiscal year under the Term of this Agreement, the payment to the Executive shall be an equitable PRORATA amount of bonuses and other incentive-based compensation the Executive could reasonably have expected for the first fiscal year. In addition, the Company agrees to purchase, at the Executive's election, the Executive's primary residence in the Nashville area for the fair market value of the residence as determined by an appraisal (conducted by an appraiser which Company and the Executive shall mutually agree upon) and to pay all closing costs associated with such purchase. Any unpaid amount loaned to the Executive pursuant to
Section 8(c) shall be offset against the purchase price of the residence, but the Executive shall be responsible for any additional unpaid amount under the loan. Except as otherwise expressly set forth in this Agreement, all employee benefits shall terminate as of the effective date of termination of the Executive's employment; PROVIDED, HOWEVER, that if the terms of any Company plan governing such employee benefits provide for an extended termination date, the terms of such written plan shall govern for purposes of such benefits. Termination of employee benefits shall also be subject to any rights the Executive may have under applicable law to continue to receive benefits, including but not limited to, the right to elect continuation of medical insurance coverage. The Base Termination Payment shall include the right to receive any continued employee benefits available under Company plans or applicable law. All cash payments required to be made pursuant to the Base Termination Payment shall be paid in a lump sum, subject to applicable withholding, no more than 60 days after the date of termination of the Executive's employment.

          (b)  CAUSE.  "Cause" has the meaning set forth in Section 9(b).

          (c) CHANGE IN CONTROL. "Change in Control" shall mean (i) any event described under Section 4.7(a) of the 1989 Plan, unless such event occurs in connection with a "Distress Sale," and (ii) any event which results in the Board of Directors ceasing to have at least a majority of its members be "continuing directors." For this purpose, a "continuing director" shall mean a director of the Company who held such position on June 1, 1996 or who thereafter was appointed or nominated to the Board of Directors by a majority of continuing directors.

          (d) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

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          (e)  COMMON STOCK.  "Common Stock" shall mean the Company's common stock, par value $.01 per share.

          (f) CONSTRUCTIVE TERMINATION. "Constructive Termination" shall mean either (i) the Executive's title, Base Salary or responsibilities have been materially diminished or reduced without his consent; or (ii) the Executive's work location has been relocated to any area that is not the metropolitan Nashville area without his consent.

          (g) DISTRESS SALE. A "Distress Sale" shall mean a Change of Control occurring within 18 months of any of the following: (i) the Company's independent public accountants shall have made a "going concern" qualification in their audit report (other than by reason of extraordinary occurrences, such as material litigation, not attributable to poor management practices); (ii) the Company shall lack sufficient capital for its operations by reason of termination of its existing credit lines or the Company's inability to secure credit facilities upon acceptable terms; or (iii) the Company shall have voluntarily sought relief under, consented to or acquiesced in the benefit of application to it of the Bankruptcy Code of the United States of America or any other liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar laws, or shall have been the subject of proceedings under such laws (unless the applicable involuntary petition is dismissed within 60 days after its filing).

          (h) FAIR MARKET VALUE. "Fair Market Value" has the meaning set forth in the 1989 Plan or any successor Company stock plan.

          (i) 1989 PLAN. "1989 Plan" shall mean the Amended and Restated 1989 Incentive Compensation Plan of MagneTek, Inc., as in effect from time to time.

          (j) SECTION 83(b) ELECTION. "Section 83(b) Election" shall mean an election under Section 83(b) of the Code, or any successor provision.

     14.  INCOMPATIBLE ACTIVITIES.  During the Term, the Executive:

          (a) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or the NASDAQ National Market System), director, officer, employee or otherwise, in competition with (i) the businesses conducted at the date hereof by the Company or (ii) any business in which the Company is substantially engaged at any time during the Term;

          (b) shall not solicit, in competition with the Company, any person who is a customer of any business conducted by the Company at the date hereof or of any business in which the Company is substantially engaged at any time during the Term; and

          (c) shall not induce or attempt to persuade any employee of the Company to terminate his or her employment relationship.

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In the event the Executive terminates his employment pursuant to Section 10(b), the foregoing provisions shall remain effective until the first anniversary of the date of such termination.

     15. TRADE SECRETS. The Executive shall not, at any time during the Term or thereafter, make use of or divulge any trade secrets or other confidential information of the Company, except to the extent that such information becomes a matter of public record other than through the actions of Executive, is published in a newspaper, magazine or other periodical available to the general public, or as the Board may so authorize in writing; and when the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company all equipment, property, records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain specifically to any of the businesses covered by the covenants in Section 14 or which were paid for by the Company.

     16. SCOPE OF COVENANTS; REMEDIES. The following provisions shall apply to the covenants of the Executive contained in Sections 14 and 15:

          (a)  the covenants contained in subparagraphs (a) and (b) of
Section 14 shall apply within all the territories in which the Company is actively engaged in the conduct of business during the Term, including, without limitation, the territories in which customers are then being solicited;

          (b) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in Sections 14 and 15, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation and that the Company shall be entitled to injunctive relief to prevent any such violation or any continuing violation thereof;

          (c) each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in Sections 14 and 15 any term, restriction, covenant or promise contained therein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency; and

          (d) the covenants contained in Sections 14 and 15 shall survive the conclusion of the Executive's employment by the Company.

     17.  GENERAL.

          (a) WITHHOLDING. All cash compensation payable to the Executive under this Agreement shall be subject to any applicable federal, state and local tax withholding. To the extent that the Company is legally required to withhold on the value of non-cash compensation received by the Executive under this Agreement, the Company shall be entitled to withhold such amounts from cash compensation due hereunder.

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          (b)  MITIGATION OF DAMAGES.  The Executive shall not be required to mitigate his damages by seeking alternative employment in the event that the Company breaches this Agreement, nor shall the Base Termination Payment nor the payments due under Sections 11 or 12 be reduced by any earnings that the Executive may receive from any other source.

          (c) BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, and the Company and its successors and assigns. Neither the Company nor the Executive may, without the express written consent of the other, assign any rights or obligations hereunder to any person, firm or corporation.

          (d) AMENDMENT; WAIVER. This instrument contains the entire agreement of the parties and shall supersede any and all other agreements among the parties. No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

          (e) GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

          (f) NOTICES. All notices which a party is required or may desire to give to another party under or in connection with this Agreement shall be given in writing by addressing the same to the, other party as follows:

               If to the Executive, to:
                         Ronald N. Hoge
                         420 Elmington Avenue
                         Apartment 1406
                         Nashville, Tennessee  37215

               If to the Company, to:
                        MagneTek, Inc.
                        Attention:  Andrew Galef, Chairman
                        26 Century Boulevard
                        P.O. Box 290159
                        Nashville, Tennessee  37229-0159

or at such other place as may be designated in writing by like notice. Any notice shall be deemed to have been given (a) three (3) business days after being addressed as required herein and deposited by certified or registered mail, return receipt request, postage prepaid, in the United States mail; or (b) twenty four (24) hours after being addressed as required herein and delivered to a nationally recognized overnight courier service; or (c) upon personal delivery.

          (g) SEVERABILITY. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. Should any provision of this Agreement finally be determined to be unlawful, such provision shall be deemed severed from this

Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

          (h)  ARBITRATION.

               (i) Any dispute between the Executive and the Company arising out of this Agreement, the termination of this Agreement, or otherwise related to Executive's employment with the Company, shall be resolved by reference to a law firm in Nashville or Memphis, Tennessee, as follows: such law firm shall be selected by mutual agreement of the parties to the dispute. The law firm so selected shall conduct the arbitration on the basis of such procedures as it, in its sole judgment, deems appropriate and expeditious, taking into account the nature of the issues, the amount in dispute and the positions asserted by the parties. The parties intend to create a flexible, practical and expeditious method of resolving any disagreements hereunder. Accordingly, the law firm shall not be required to follow any particular rules or procedure, except that it shall render a written decision resolving each and every dispute submitted to it by the parties.

               (ii) If the parties are unable to agree upon a law firm to resolve the dispute within 30 days of the date on which any party has made a written request to all other parties to select a law firm to arbitrate the dispute, the dispute shall be subject to mandatory arbitration in Nashville, Tennessee under the rules of the American Arbitration Association (the "AAA"). The matter shall be heard by a single arbitrator, who shall be a lawyer with significant experience in corporate and executive benefit matters. The arbitrator shall have no authority to award punitive damages under any circumstances to any party unless repudiating the arbitrator's authority to do so would cause this arbitration clause to be ruled ineffective under applicable state or federal law. The parties, however, expressly grant the arbitrator the authority to issue an award for injunctive or other equitable relief. Nothing stated herein, however, shall prevent or limit any party from applying to a court of competent jurisdiction for provisional relief, pursuant to applicable state or federal law, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief. The parties shall be entitled to take discovery pursuant to the procedural laws of Tennessee governing civil litigation; PROVIDED, HOWEVER, that no party shall be entitled to take more than five depositions without leave of the arbitrator. The hearing shall be completed within 180 days of the earliest submission to the law firm or AAA. The arbitrator or law firm shall be required to submit a written award, in a form to be mutually agreed upon by the parties, within 45 days of the close of the hearing if post-arbitration briefs are submitted, or within 30 days of the close of the hearing if post-arbitration briefs are not submitted.

               (iii) The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible. The parties further intend that the arbitration hereunder be conducted in as confidential a manner as is practicable under the circumstances, and intend for the award to be confidential unless that confidentiality would frustrate the purpose of the arbitration or render the remedy awarded ineffective. The decision of the arbitrator or law firm, as the case may be, shall be final and binding and, unless otherwise expressly permitted by law, shall not be subject to review or challenge of any kind. The law firm or arbitrator shall have the discretion to assess interest on amounts found to be owing hereunder, at a rate not to exceed the applicable rate in effect for the relevant period charged by the Company's lead lending bank. The Company shall pay all reasonable legal fees and related expenses incurred by the Executive in connection with any proceeding pursuant to this Section 17(h) to enforce the provisions of this Agreement in which the Executive is successful as to material issues, resulting in an award of at least $100,000. The Company and the Executive consent to enter any determination pursuant to this Section 17(h) as a judgment in any court of competent jurisdiction.

               (iv) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each one of which will be considered an original and all of which together will be considered one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the ____ day of December, 1996.

                                        --------------
                                        RONALD N. HOGE



                              MAGNETEK, INC.


                              By:
                                 ---------------------------
                              Name:
                                   -------------------------
                              Title:
                                    ------------------------

                                                                     EXHIBIT A


                           RESTRICTED STOCK AGREEMENT
                                 PURSUANT TO THE
                           SECOND AMENDED AND RESTATED
                     1989 INCENTIVE STOCK COMPENSATION PLAN
                                OF MAGNETEK, INC.

     This Restricted Stock Agreement (this "Agreement") is made and entered into as of the Date of Award indicated below by and between MagneTek, Inc., a Delaware corporation (the "Company"), and Ronald N. Hoge (the "Executive").

     WHEREAS, the Company's principal executive offices are located in Nashville, Tennessee;

     WHEREAS, the Executive currently is President of the Aerospace Equipment Systems Division of Allied Signal, Inc., whose principal executive offices are located in Torrance, California;

     WHEREAS, the Company and the Executive desire that the Executive be employed by the Company as its President and Chief Executive Officer on such terms and conditions as shall be mutually agreed upon in writing by the Company and the Executive;

     WHEREAS, as an inducement to the Executive to accept the Company's offer of employment in Nashville, Tennessee, the Company desires to grant the Executive the right to purchase shares of the Common Stock, par value $.01 per share, of the Company (the "Common Stock");

     WHEREAS, pursuant to the Company's second Amended and Restated 1989 Incentive Stock Compensation Plan (the "Plan"), the committee of the Board of Directors of the Company administering the Plan (the "Committee") has approved the award to Executive of the right to purchase shares of Common Stock, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, the parties hereto hereby agree as follows:

     1. AWARD; CERTAIN TERMS AND CONDITIONS. The Company hereby awards to Executive, and Executive hereby accepts, as of the Date of Award, the right to purchase the number of shares of Common Stock indicated below (the "Restricted Shares") for the Cash Purchase Price per share indicated below (which shall be equal to at least $.01). The aggregate Cash Purchase Price shall be paid to the Company promptly following the Date of Award. The Restricted Shares shall be subject to all of the terms and conditions set forth in this Agreement, including the restrictions imposed pursuant to Section 3 hereof; provided, however, that on

August 31, 1997, such restrictions shall terminate in all respects (the termination of such restrictions with respect to any Restricted Share, for any reason, shall be referred to herein as the "vesting" of such share).

           Date of Award:                          April 25, 1996
           Number of shares purchasable:                  115,800
           Cash Purchase Price per share:                    $.01

     2.   CONSIDERATION FOR SHARES; METHOD OF PAYMENT.

          (a) The consideration for the issuance and sale of Restricted Shares contemplated hereby may include, in addition to the Cash Purchase Price per share indicated in Section 1 hereof, consideration in the form of past services to the Company and/or one or more of its subsidiaries.

          (b) The aggregate Cash Purchase Price shall be paid to the Company in cash or by check payable to the Company. Upon payment to the Company in full of the aggregate Cash Purchase Price as provided herein, Executive shall be deemed to have purchased the Restricted Shares effective as of the Date of Award, and shall be the holder of record.

     3. RESTRICTIONS. Until a Restricted Share vests, it shall not be liable for the debts, contracts or engagements of Executive or successors in interest nor subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

     4.   ACCELERATION OF VESTING.

          (a) ACCELERATION OF VESTING BY COMMITTEE. The Committee, in its sole discretion, may accelerate the vesting of any or all of the Restricted Shares at any time and for any reason.

          (b) CERTAIN EVENTS CAUSING ACCELERATION OF VESTING. Notwithstanding anything to the contrary in this Agreement, the Restricted Shares shall become fully vested immediately prior to the consummation of any of the following events:

              (i)   the liquidation of the Company;

             (ii) a merger or consolidation of the Company with or into another corporation not effected solely to reincorporate the Company in a different state;

            (iii) the acquisition by another corporation or person of 40% or more of the Company's then outstanding voting stock not effected solely to reincorporate the Company in a different state; or

             (iv) the acquisition by another corporation or person of all or substantially all of the Company's assets.

          (c) ACCELERATION UPON NORMAL RETIREMENT, ETC. Notwithstanding anything to the contrary in this Agreement, the Restricted Shares shall become fully vested immediately upon the Executive's normal retirement, death, total disability or (with the consent of the Committee) early retirement.

     5. REPURCHASE OF RESTRICTED SHARES. Notwithstanding anything to the contrary in this Agreement, if Executive shall cease to be employed by the Company, a Parent Corporation or a Subsidiary for any reason other than Executive's normal retirement, death, total disability or (with the consent of the Committee) early retirement, then, unless the Committee shall determine otherwise, the Company shall repurchase each then unvested Restricted Share at a purchase price equal to the Cash Purchase Price per share.

     6. PAYMENT OF WITHHOLDING TAXES. If the Company becomes obligated to withhold an amount on account of any federal, state or local tax imposed as a result of the sale of the Restricted Shares to Executive pursuant to this Agreement or the termination of the restrictions imposed upon the Restricted Shares hereunder, including, without limitation, any federal, state or other income tax, or any F.I.C.A., state disability insurance tax or other employment tax (the date upon which the Company becomes so obligated shall be referred to herein as the "Withholding Date"), then Executive shall pay such amount (the "Withholding Liability") to the Company on the Withholding Date in cash or by check payable to the Company. Executive hereby consents to the Company withholding the full amount of the Withholding Liability from any compensation or other amounts otherwise payable to Executive if Executive does not pay the Withholding Liability to the Company on the Withholding Date, and Executive agrees that the withholding and payment of any such amount by the Company to the relevant taxing authority shall constitute full satisfaction of the Company's obligation to pay such compensation or other amounts to Executive.

     7. TAXABLE INCOME AND SECTION 83(B) ELECTION. Executive understands that the taxable income recognized by Executive as a result of the award of Restricted Shares hereunder, and the Withholding Liability and Withholding Date with respect thereto, would be affected by a decision by Executive to make an election under Section 83(b) of the Internal Revenue Code (an "83(b) Election") with respect to the Restricted Shares within 30 days of the Date of Award. Executive understands and agrees that he or she will have the sole responsibility for determining whether to make an 83(b) Election with respect to the Restricted Shares, and for properly making such election and filing the election with the relevant taxing authorities on a timely basis. Executive will not rely on the Company for any advice in connection with the decision whether to make, or procedures for making, the 83(b) Election, and acknowledges that the Company has urged Executive to consult Executive's own tax advisor with respect to the desirability of and procedures for making an 83(b) Election with respect to the Restricted Shares. Executive agrees to submit to the Company a copy of any 83(b) Election with respect to the Restricted Shares immediately upon filing such election with the relevant taxing authority.

     8.   ESCROW.

          (a) Until a Restricted Share vests, (i) the record address of the holder of record of such Restricted Share shall be c/o the Secretary of the Company at the address of the Company's principal executive office, (ii) the stock certificate representing such Restricted Share shall be held in escrow in the custody of the Secretary of the Company, duly endorsed in blank or accompanied by a duly executed stock power, and (iii) such stock certificate shall contain the following legend:

     "THE TRANSFER AND REGISTRATION OF TRANSFER OF THE SECURITIES
     REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AS PROVIDED IN A RESTRICTED STOCK AGREEMENT DATED AS OF APRIL 25, 1996 BY AND BETWEEN THE CORPORATION AND RONALD N. HOGE."

          (b) From and after the date upon which a Restricted Share vests, the holder of record of such Restricted Share shall be entitled (provided that Executive shall have paid the Withholding Liability to the Company pursuant to
Section 6 hereof) to receive the stock certificate representing such Restricted Share, which stock certificate shall not contain the legend set forth in subsection (a)(iii) above.

     9. VOTING: DIVIDENDS. The holder of record of any Restricted Share shall be entitled to exercise all voting rights with respect to such share and to receive all dividends or distributions paid or made with respect thereto.

     10. PLAN. The Restricted Shares are being sold pursuant to the Plan, as in effect on the Date of Award, and are subject to all the terms and conditions of the Plan, as the same may be amended from time to time; provided, however, that no such amendment shall deprive Executive, without his or her consent, of the Restricted Shares or of any of Executive's rights under this Agreement. Capitalized terms used without definition herein have the meanings ascribed to them in the Plan. The interpretation and construction by the Committee of the Plan, this Agreement and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan shall be final and binding upon Executive. Until the Restricted Shares shall vest or be forfeited, the Company shall, upon written request therefor, send a copy of the Plan, in its then current form, to the holder of record of the Restricted Shares.

     11. EMPLOYMENT RIGHTS. No provision of this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company or any of its affiliates, (b) affect the right of the Company or any of its affiliates to terminate the employment of Executive, with or without cause, or (c) confer upon Executive any right to participate in any employee welfare or benefit plan or other program of the Company or any of its affiliates other than the Plan.

     12. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee.

     IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement as of the Date of Award.

                                        MAGNETEK, INC.


                                        By:
                                           ----------------


                                        RONALD N. HOGE


                                        -------------------
                                        Signature

                                   EXHIBIT B

                                                                    STOCK OPTION
                                                                     GRANT NO. 1

                                 MAGNETEK, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

     FOR GOOD AND VALUABLE CONSIDERATION, MAGNETEK, INC., a Delaware corporation, hereby irrevocably grants to the Optionee named below the non-qualified stock option (the "Option") to purchase any part or all of the specified number of shares of its $0.01 par value Common Stock upon the terms and subject to the conditions set forth in this Agreement, at the specified purchase price per share without commission or other charge. The Option is granted pursuant to the plan specified below (the "Plan") and the Standard Terms and Conditions promulgated under such Plan. The terms of the Plan and such Standard Terms and Conditions are hereby incorporated herein by reference and made a part of this Agreement. This Committee shall have the power to interpret this Agreement.

The Plan:                                     Second Amended and Restated
                                              1989 Incentive Stock Compensation
                                              Plan of MagneTek, Inc.

Name of Optionee:                             Ronald N. Hoge

Social Security Number:                       ###-##-####

Number of Shares covered by Option
(subject to lapse provisions and other
limitations on exercisability in
accordance with the terms of the Plan):       100,000

Purchase Price Per Share:                     $9.3125

Minimum Number of Shares Per
Partial Exercise:                             100 Shares

The Option shall become exercisable in installments as follows:

    Until April 25, 1997, the Option shall not be exercisable to any degree.

    Until April 25, 1997, the Option shall become exercisable as to 33 1/3% of the Shares covered by the Option.

    As of April 25, 1998, the Option shall become exercisable as to an additional 33 1/3% of the Shares covered by the Option.

    As of April 25, 1999, the Option shall become exercisable as to the remaining 33 1/3% of the Shares covered by the Option.

Date of this Agreement (grant date):  April 25, 1996.


                                         -----------------------------------
                                         Optionee Signature

MAGNETEK, INC.
                                         Address (please print):

By:
    -------------------------------      ------------------------------------

By:
    -------------------------------      ------------------------------------

                                                                    STOCK OPTION
                                                                     GRANT NO. 2

                                 MAGNETEK, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

     FOR GOOD AND VALUABLE CONSIDERATION, MAGNETEK, INC., a Delaware corporation, hereby irrevocably grants to the Optionee named below the non-qualified stock option (the "Option") to purchase any part or all of the specified number of shares of its $0.01 par value Common Stock upon the terms and subject to the conditions set forth in this Agreement, at the specified purchase price per share without commission or other charge. The Option is granted pursuant to the plan specified below (the "Plan") and the Standard Terms and Conditions promulgated under such Plan. The terms of the Plan and such Standard Terms and Conditions are hereby incorporated herein by reference and made a part of this Agreement. This Committee shall have the power to interpret this Agreement.

The Plan:                                     Second Amended and Restated 1989
                                              Incentive Stock Compensation Plan
                                              of MagneTek, Inc.

Name of Optionee:                             Ronald N. Hoge

Social Security Number:                       ###-##-####

Number of Shares covered by Option
(subject to lapse provisions and other
limitations on exercisability in
accordance with the terms of the Plan):       100,000

Purchase Price Per Share:                     $12.00

Minimum Number of Shares Per
Partial Exercise:                             100 Shares

The Option shall become exercisable in installments as follows:

    Until June 30, 1998, the Option shall not be exercisable to any degree.

    As of June 30, 1998, the Option shall become exercisable as to 33 1/3% of the Shares covered by the Option.

    As of June 30, 1999, the Option shall become exercisable as to an additional 33 1/3% of the Shares covered by the Option.

    As of June 30, 2000, the Option shall become exercisable as to the remaining 33 1/3% of the Shares covered by the Option.

Date of this Agreement (grant date):  April 25, 1996.


                                         -----------------------------------
                                         Optionee Signature

MAGNETEK, INC.
                                         Address (please print):

By:
    -------------------------------      ------------------------------------

By:
    -------------------------------      ------------------------------------

                                                                    STOCK OPTION
                                                                     GRANT NO. 3

                                 MAGNETEK, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

     FOR GOOD AND VALUABLE CONSIDERATION, MAGNETEK, INC., a Delaware corporation, hereby irrevocably grants to the Optionee named below the non-qualified stock option (the "Option") to purchase any part or all of the specified number of shares of its $0.01 par value Common Stock upon the terms and subject to the conditions set forth in this Agreement, at the specified purchase price per share without commission or other charge. The Option is granted pursuant to the plan specified below (the "Plan") and the Standard Terms and Conditions promulgated under such Plan. The terms of the Plan and such Standard Terms and Conditions are hereby incorporated herein by reference and made a part of this Agreement. This Committee shall have the power to interpret this Agreement.

The Plan:                                     Second Amended and Restated 1989
                                              Incentive Stock Compensation Plan
                                              of MagneTek, Inc.

Name of Optionee:                             Ronald N. Hoge

Social Security Number:                       ###-##-####

Number of Shares covered by Option
(subject to lapse provisions and other
limitations on exercisability in
accordance with the terms of the Plan):       100,000

Purchase Price Per Share:                     $16.00

Minimum Number of Shares Per
Partial Exercise:                             100 Shares

The Option shall become exercisable in installments as follows:

    Until June 30, 1999, the Option shall not be exercisable to any degree.

    As of June 30, 1999, the Option shall become exercisable as to 33 1/3% of the Shares covered by the Option.

    As of June 30, 2000, the Option shall become exercisable as to an additional 33 1/3% of the Shares covered by the Option.

    As of June 30, 2001, the Option shall become exercisable as to the remaining 33 1/3% of the Shares covered by the Option.

Date of this Agreement (grant date):  April 25, 1996.


                                         -----------------------------------
                                         Optionee Signature

MAGNETEK, INC.
                                         Address (please print):

By:
    -------------------------------      ------------------------------------

By:
    -------------------------------      ------------------------------------

                                                                    STOCK OPTION
                                                                     GRANT NO. 4

                                 MAGNETEK, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

     FOR GOOD AND VALUABLE CONSIDERATION, MAGNETEK, INC., a Delaware corporation, hereby irrevocably grants to the Optionee named below the non-qualified stock option (the "Option") to purchase any part or all of the specified number of shares of its $0.01 par value Common Stock upon the terms and subject to the conditions set forth in this Agreement, at the specified purchase price per share without commission or other charge. The Option is granted pursuant to the plan specified below (the "Plan") and the Standard Terms and Conditions promulgated under such Plan. The terms of the Plan and such Standard Terms and Conditions are hereby incorporated herein by reference and made a part of this Agreement. This Committee shall have the power to interpret this Agreement.

The Plan:                                     Second Amended and Restated 1989
                                              Incentive Stock Compensation Plan
                                              of MagneTek, Inc.

Name of Optionee:                             Ronald N. Hoge

Social Security Number:                       ###-##-####

Number of Shares covered by Option
(subject to lapse provisions and other
limitations on exercisability in
accordance with the terms of the Plan):       100,000

Purchase Price Per Share:                     $20.00

Minimum Number of Shares Per
Partial Exercise:                             100 Shares

The Option shall become exercisable in installments as follows:

    Until June 30, 2000, the Option shall not be exercisable to any degree.

    As of June 30, 2000, the Option shall become exercisable as to 33 1/3% of the Shares covered by the Option.

    As of June 30, 2001, the Option shall become exercisable as to an additional 33 1/3% of the Shares covered by the Option.

    As of June 30, 2002, the Option shall become exercisable as to the remaining 33 1/3% of the Shares covered by the Option.

Date of this Agreement (grant date):  April 25, 1996.


                                         -----------------------------------
                                         Optionee Signature

MAGNETEK, INC.
                                         Address (please print):

By:
    -------------------------------      ------------------------------------

By:
    -------------------------------      ------------------------------------

                                    EXHIBIT C

Options (units)/              Exercise       Units Already Exercised & Sold/
----------------              --------       -------------------------------
% Vested by 8/31/97           Price          Exercise Price
-------------------           -----          --------------

20,000 / 100%                 $ 35.41        20,000 / $54.94 per share
36,000 / 100%                 $ 38.75        25,200 / $57.56 per share
38,000 / 70%                  $ 35.57        15,200 / $61.81 per share
35,000 / 40%                  $ 50.63                  0 / N/A



RESTRICTED GRANTS
-----------------
10,000 / 100%                 $ 0                      0 / N/A



NOTES:
-----

- A 10,000 UNIT restricted grant vested on 8/1/96, after AS employment was terminated.

- 60,400 VESTED OPTIONS were exercised at/around termination of employment at an average (weighted) price of $57.76 per share.

- An additional 36,200 OPTIONS would have vested by 8/31/97 at a weighted average exercise price of $42.30 per share.